FOR IMMEDIATE RELEASE
March 4, 1996
Contact:         Robert P. Keller, President
                 (619) 436-6888 or 1-800-736-7362



SDN BANCORP, INC.  ANNOUNCES EARNINGS FOR THE FOURTH QUARTER


        SDN Bancorp, Inc., parent of San Dieguito National Bank, today announced Net Income of $62,000 for the quarter ended December 31, 1995. While the Company's earnings since September 30, 1995 (the date SDN was recapitalized by selling $4.9 million of common stock) have been positive, they were not enough to offset the losses reported during the first nine months of the year. For the twelve month period ended December 31, 1995, the Net Loss was $5,000 as compared with a Net Loss of $989,000 for the year ended December 31, 1994. Total deposits aggregated $51.4 million as of December 31, 1995, and loans equaled $39.0 million on the same date.

         The improvement in earnings during the fourth quarter was due to, among other things, reduction in San Dieguito National Bank's non-performing assets, a reduction in the provision for possible loan losses made possible by improved asset quality, and increased control over non-interest expenses. Robert P. Keller, the Company's President and Chief Executive Officer, stated that "as a result of the Company's improved financial condition we have initiated a number of positive business development efforts. We are actively soliciting new loan and deposit relationships. The delivery of quality banking services to our Encinitas and Carlsbad customers is our number one priority." Keller went on to say that the Bank is well capitalized, profitable and positioned to meet the needs of the communities they serve.

       SDN announced in October, 1995 its agreement to acquire Liberty National Bank of Huntington Beach, with an office in Dana Point. That transaction will close on or about March 15, 1996. Also, as was announced last week, SDN has entered into a Letter of Intent with Commerce Security Bank with its main office in Sacramento and seven loan production offices throughout California,and one each in Arizona, Colorado, Nevada, Oregon, and Washington. These transactions Keller stated, "demonstrate our commitment and ability to effectively compete in this market. Liberty is particularly strong in business lending and is a leading SBA lender in the State. Commerce Security, on the other hand, is particularly strong in Equipment Finance, Residential Mortgage lending and Commercial lending".